EXHIBIT 10.22

AMENDMENT TO THE MORGAN STANLEY

1988 EQUITY INCENTIVE COMPENSATION PLAN,

DATED AS OF NOVEMBER 27, 2006

Sections 4 and 8 of the Morgan Stanley 1988 Equity Incentive Compensation Plan, as amended, are amended in their entirety to read as follows:

4. Stock Subject to Plan. 24,000,000 shares of Stock (whether issued or unissued) shall be reserved for issuance subsequent to May 2, 1991 under this Plan. The number and kind of shares reserved for issuance hereunder shall be equitably adjusted by the Committee in the event of a stock split, stock dividend, recapitalization, reorganization, merger, consolidation, extraordinary dividend, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Stock at a price substantially below Fair Market Value or other similar equity restructuring event. In the event of any of the foregoing events, the number of outstanding Awards and the number and kind of shares subject to any outstanding Stock Award, Option Award or Stock Unit Award and the purchase price per share, if any, under any outstanding Award shall be equitably adjusted by the Committee. Unless otherwise determined by the Committee, such adjustments shall be subject to the same vesting schedule and restrictions to which the underlying Award is subject. No fractional shares of Stock shall be reserved or authorized by any such adjustment. If any Shares subject to any Award granted hereunder are forfeited or such Award otherwise terminates without the issuance of such Shares or of other consideration in lieu of such Shares, the Shares subject to such Award, to the extent of any such forfeiture or termination, shall again be available for issuance under the Plan.

8. Stock Unit Awards. The Committee may in its discretion award Stock Units and certain related rights to a Participant in lieu of a Stock Award. The number of Shares corresponding to the Stock Unit shall equal the number of Shares to which the Participant would have otherwise been entitled under a Stock Award, pursuant to the terms of this Plan and the rules and procedures thereunder as established by the Committee. Upon vesting pursuant to Section 12 below, the Stock Unit will be payable, at the discretion of the Committee, in Stock or cash, or a combination thereof. At the discretion of the Committee, stock subject to vesting under Section 12 and the restrictions in Section 13(b) may be substituted for stock Units prior to the vesting of such Stock Units. With respect to any ordinary or regular dividend or distribution on any Shares corresponding to a Stock Unit, the Committee may in its discretion authorize current or deferred payments (payable in cash or Stock or a combination thereof) or appropriate adjustments to outstanding Stock Units to reflect such ordinary or regular dividend or distribution. Pursuant to Section 10 hereof, a Participant may elect to receive Stock Unit Awards (or the alternative rights described in Section 9 below).